Exhibit 99.1
FOR IMMEDIATE RELEASE
HCC Insurance Holdings, Inc.
Announces $300 Million Senior Notes Offering
Houston, Texas (September 19, 2007) — HCC Insurance Holdings, Inc. (NYSE symbol: HCC) today announced that it intends to commence an offering of $300 million in aggregate principal amount of senior notes due 2017. The notes will be unsecured and unsubordinated obligations of HCC. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act.
The Company plans to use the net proceeds of the offering primarily to redeem its 2.00% convertible notes due 2021 and to repay indebtedness under its bank line, with the remainder for general corporate purposes.
The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contact:	Barney White HCC Insurance Holdings, Inc. Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risk and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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